EXHIBIT 10.19

Schedule of Change of Control Agreements

Matthew Unger
Edwin Moran
Dean Rivest
Timothy Scanlan
Steven Treichel
Robert Haines
James Hockenberry
Geraldine Glazer
David Edler
James Upchurch
Daniel Hrynkow